Ex. 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration Statement No. 333-88517 on Form N-1A of our reports dated January 29, 2014, relating to the financial statements and financial highlights of The Fairholme Fund, The Fairholme Focused Income Fund and The Fairholme Allocation Fund, each a series of Fairholme Funds, Inc., appearing in the Annual Reports to shareholders on Form N-CSR of Fairholme Funds, Inc. for the year ended November 30, 2013, and to the references to us under the headings “Financial Highlights – The Fairholme Fund”, “Financial Highlights – The Income Fund” and “Financial Highlights – The Allocation Fund” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 26, 2014